Exhibit 10.1

LOCK-UP AGREEMENT

January 26, 2006

To the undersigned Officer or Director of

SeaChange International, Inc. holding Stock Options

to Acquire SeaChange International, Inc. Common Stock

Dear Optionee:

This letter agreement (the “Agreement”) is being entered into by and between you and SeaChange International, Inc. (the “Company”), a Delaware corporation, in connection with certain stock options granted to you pursuant to the Company’s Amended and Restated 1995 Stock Option Plan (the “1995 Plan”).

The Compensation and Option Committee of the Board of Directors of the Company has taken action to fully accelerate the vesting of each otherwise unvested stock option held by an option holder as of January 26, 2006 granted under the 1995 Plan (each an “Accelerated Option”) with an exercise price greater than $9.00 per share. Your Accelerated Options are listed on Exhibit A to this Agreement. The Company understands that you have agreed to enter into a lock-up agreement (the “Lock-up Agreement”), the terms of which are set forth in this Agreement, with regard to your Accelerated Options.

Terms of the Lock-Up Agreement

You agree to refrain from selling, transferring, pledging, or otherwise disposing of any shares of Company common stock acquired upon the exercise of your Accelerated Options (which are listed on Exhibit A), other than shares required to: (i) cover the exercise price of such Accelerated Options in connection with a cashless exercise or (ii) satisfy withholding taxes due upon your exercise of an Accelerated Option, until the date on which the exercise would have been permitted under such Accelerated Option’s pre-acceleration vesting terms set forth in the option agreement(s) between you and the Company relating to your Accelerated Options or, if earlier, your last day of service to or employment with the Company or the occurrence of an Acquisition, as defined in the 1995 Plan.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one instrument.

If this Agreement correctly sets forth our agreement with regard to your Accelerated Options, kindly sign and return a copy of this Agreement to my attention.

Sincerely,

William Styslinger

President and Chief Executive Officer

SeaChange International, Inc.

I agree with the terms and conditions set forth in this Agreement.